Exhibit 99.1

EVINE LIVE INC. ANNOUNCES PRELIMINARY FISCAL 2015

FOURTH QUARTER RESULTS

Company to Report Fourth Quarter and Fiscal 2015 Results on March 23, 2016

MINNEAPOLIS, MN – February 8, 2016 – EVINE Live Inc. (NASDAQ: EVLV) today announced preliminary unaudited results for the fourth quarter of fiscal 2015:

•	Net sales expected to be between $209 and $212 million
•	Gross profit as a percentage of net sales expected to be between 31.0% and 31.6%
•	Adjusted EBITDA expected to be between $4.9 and $5.4 million
•	Net Income expected to be between $0.0 and $0.5 million
•	EPS expected to be between $0.00 and $0.01
•	Total cash, including restricted cash, at year end is approximately $12 million with an additional $28 million of availability on a revolving credit facility with PNC Bank

EVINE Live Fourth Quarter and Fiscal 2015 Earnings Conference Call

EVINE Live will release its fourth quarter and fiscal 2015 results on Wednesday, March 23, 2016 at approximately 6:00 a.m. ET before the market opens. Bob Rosenblatt, Chairman and Interim Chief Executive Officer, and Tim Peterman, Chief Financial Officer, will hold a conference call at 8:30 a.m. ET to review these results.

Those interested in participating in the conference call should dial 1-877-407-9039 at least five minutes prior to the call. The passcode is: 13630363. There will be a simultaneous audio webcast available at the following link: http://event.on24.com/wcc/r/1133422/6794CB6BDA99C9E566C9EC62A7001D95. A replay of the conference call will also be hosted on the company's website for a limited time.

About EVINE Live Inc.
EVINE Live Inc. (NASDAQ:EVLV) is a digital commerce company that offers a compelling mix of proprietary and name brands directly to consumers in an engaging and informative shopping experience via television, online and mobile. EVINE Live reaches approximately 88 million cable and satellite television homes 24 hours a day with entertaining content that engages its community of customers in a comprehensive digital shopping experience.

Contacts

Media:
Dawn Zaremba
EVINE Live Inc.
press@evine.com
(952) 943-6043

Investors:
Jason Iannazzo
EVINE Live Inc.
jiannazzo@evine.com
(952) 943-6126

EVINE Live Inc.

AND SUBSIDIARIES,

Reconciliation of Estimated Adjusted EBITDA to Estimated Net Income

(Unaudited)

For the Three-Month Period Ended January 30, 2016
(millions)
Adjusted EBITDA	$4.9 - $5.4
Less
Distribution facility consolidated and technology upgrade costs	(0.1)
Non-cash share-based compensation	(0.8)
EBITDA (as defined)	$4.0 - $4.5

A reconciliation of EBITDA to net income is as follows:

EBITDA (as defined)	$4.0 - $4.5
Adjustments:
Depreciation and amortization	(3.0)
Interest income	0.0
Interest expense	(0.8)
Income taxes	(0.2)
Net income	$0.0 - $0.5

Adjusted EBITDA

EBITDA represents net income (loss) for the respective periods excluding depreciation and amortization expense, interest income (expense) and income taxes. The Company defines Adjusted EBITDA as EBITDA excluding non-operating gains (losses); activist shareholder response costs; executive and management transition costs; distribution center consolidation and technology upgrade costs; Shareholder Rights Plan costs and non-cash share-based compensation expense. The Company has included the term "Adjusted EBITDA” in our EBITDA reconciliation in order to adequately assess the operating performance of our television and online businesses and in order to maintain comparability to our analysts’ coverage and financial guidance, when given. Management believes that the term Adjusted EBITDA allows investors to make a more meaningful comparison between our business operating results over different periods of time with those of other similar companies. In addition, management uses Adjusted EBITDA as a metric to evaluate operating performance under the Company's management and executive incentive compensation programs. Adjusted EBITDA should not be construed as an alternative to operating income (loss), net income (loss) or to cash flows from operating activities as determined in accordance with generally accepted accounting principles and should not be construed as a measure of liquidity. Adjusted EBITDA may not be comparable to similarly entitled measures reported by other companies. The Company has included a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, in this release.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope, should, plan, will or similar expressions. Any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. These statements are based on management's current expectations and accordingly are subject to uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained herein due to various important factors, including (but not limited to): consumer preferences, spending and debt levels; the general economic and credit environment; interest rates; seasonal variations in consumer purchasing activities; the ability to achieve the most effective product category mixes to maximize sales and margin objectives; competitive pressures on sales; pricing and gross sales margins; the level of cable and satellite distribution for our programming and the associated fees; our ability to establish and maintain acceptable commercial terms with third-party vendors and other third-parties with whom we have contractual relationships, and to successfully manage key vendor relationships and develop key partnerships and proprietary brands; our ability to manage our operating expenses successfully and our working capital levels; our ability to remain compliant with our long-term credit facility covenants; our ability to successfully transition our brand name and corporate name; customer acceptance of our new branding strategy and our repositioning as a digital commerce company; the market demand for television station sales; changes to our management and information systems infrastructure; challenges to our data and information security; changes in governmental or regulatory requirements; litigation or governmental proceedings affecting our operations; significant public events that are difficult to predict, or other significant television-covering events causing an interruption of television coverage or that directly compete with the viewership of our programming; our ability to obtain and retain key executives and employees; our ability to attract new customers and retain existing customers; changes in shipping costs; our ability to offer new or innovative products and customer acceptance of the same; changes in customer viewing habits or television programming; and the risks identified under "Risk Factors" in our most recently filed Form 10-K and any additional risk factors identified in our periodic reports since the date of such Form 10-K. More detailed information about those factors is set forth in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this announcement. We are under no obligation (and expressly disclaim any such obligation) to update or alter the Company's forward-looking statements whether as a result of new information, future events or otherwise.